Exhibit 10(iii)(A)14

                     SNET EXECUTIVE RETIREMENT SAVINGS PLAN

The SNET Executive Retirement Savings Plan ("Plan") was adopted at the February 9, 1994 Board of Directors meeting to be effective for the 1994 Plan Year. The primary purpose of the Plan is to keep executives whole beginning January 1, 1994 with respect to the SNET Management Retirement Savings Plan (SNETMRSP) provisions regarding the company's matching contributions.

This Plan's eligibility, vesting and level of matching contribution provisions are the same as the SNETMRSP as amended from time to time. Contributions under this Plan will be credited with annual earnings based on the applicable federal rate. Distributions will not be available until the executive terminates employment, retires or dies; provided, however, that there will be hardship distribution provisions for severe financial hardship situations, consistent with the hardship distributions allowed pursuant to the SNET incentive award deferral procedures.

The Plan provides for the following credits beginning with the 1994 Plan Year:

1) The crediting of company matching contributions of 80 percent of up to six percent of the executive's annual base salary limited to the amount that cannot be contributed to the SNETMRSP due to limitations on eligible compensation and contributions which are imposed on qualified retirement plans by the Internal Revenue Code, provided that the executive's contributions to the SNETMRSP and deferrals of the Short Term Incentive Awards are sufficient to support the company matching contributions to the Plan. In the event the SNETMRSP's level of matching contribution for an employee's base salary changes, the level of matching contributions under this Plan shall change to the same level.

2) The crediting of company matching contributions equal to 66 2/3 percent of up to the first six percent of an executive's Short Term Incentive Award payable for the 1994 and later Plan Years which the executive elects to defer receipt. In the event the SNETMRSP's level of non-ESOP matching contribution changes, the level of matching contributions under this Plan shall change to the same level.

The matching contributions will be credited each affected year, with the first credit beginning for Plan Year 1994, and will receive annual interest credits at the applicable federal rate.